UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2016

AVENUE FINANCIAL HOLDINGS, INC.

(Exact name of registrant as specified in charter)

Tennessee	001-36839	20-5556885
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

111 10th Avenue South, Suite 400, Nashville, Tennessee	37203
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 736-6940

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note.

This Current Report on Form 8-K is being filed in connection with the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of January 28, 2016 (the “Merger Agreement”), by and between Pinnacle Financial Partners, Inc., a Tennessee corporation (“Pinnacle”), and Avenue Financial Holdings, Inc., a Tennessee corporation (“Avenue”). Pursuant to the Merger Agreement, the merger of Avenue with and into Pinnacle, with Pinnacle continuing as the surviving corporation (the “Merger”), became effective on July 1, 2016.

Item 1.02.	Termination of a Material Definitive Agreement.

Upon consummation of the Merger and in connection with the effectiveness of each of their employment agreements with Pinnacle and Pinnacle Bank, Pinnacle’s wholly owned bank subsidiary, the employment agreements by and among Avenue, Avenue Bank, Avenue’s wholly owned bank subsidiary, and each of Ronald L. Samuels, G. Kent Cleaver and E. Andrew Moats, filed as Exhibits 10.4, 10.5 and 10.6, respectively, to Avenue’s Form S-1 Registration Statement filed with the Securities and Exchange Commission (the “SEC”) on January 9, 2015, were terminated.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On July 1, 2016, the Merger was consummated pursuant to the Merger Agreement. In connection with the consummation of the Merger and pursuant to the Agreement and Plan of Merger, dated as of January 28, 2016, between Pinnacle Bank and Avenue Bank, Avenue Bank merged with and into Pinnacle Bank, with Pinnacle Bank continuing as the surviving corporation, simultaneously with the consummation of the Merger.

By virtue of the consummation of the Merger, each holder of Avenue common stock issued and outstanding (including shares of restricted stock), subject to certain exceptions, will receive 0.36 shares of Pinnacle’s common stock and an amount in cash equal to $2.00 for each share of Avenue common stock owned by them at the effective time of the Merger. Cash will be paid in lieu of any fractional shares based on the average closing price of Pinnacle’s common stock for the ten (10) trading days ending on June 30, 2016, the business day immediately preceding the closing date of the Merger. Additionally, any outstanding options to purchase shares of common stock of Avenue that were not vested were accelerated prior to, but conditioned on the occurrence of, the closing of the Merger and all options that were not exercised prior to the closing of the Merger were cancelled and the holders of any such options will receive an amount in cash equal to the product of (x) the excess, if any, of $20.00 over the exercise price of each such option and (y) the number of shares of Avenue common stock subject to each such option.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As a result of the Merger, Avenue no longer fulfills the listing requirements of the NASDAQ Stock Market (“Nasdaq”). On June 30, 2016, Avenue notified Nasdaq that the consummation of the Merger would be effective at 12:01 A.M. Central Daylight Time on July 1, 2016 and requested that Nasdaq (i) suspend trading of Avenue common stock on Nasdaq, (ii) withdraw Avenue common stock from listing on Nasdaq prior to the opening of trading on July 1, 2016, and (iii) file with the SEC a notification of delisting of Avenue common stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Nasdaq filed a Form 25 with the SEC on June 30, 2016. As a result, Avenue common stock will be delisted from Nasdaq effective on the tenth day following the filing of the Form 25.

Additionally, Avenue intends to file with the SEC certifications on Form 15 under the Exchange Act requesting the suspension of Avenue’s reporting obligations under Section 15(d) of the Exchange Act as promptly as practicable. The information set forth under Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.01.

Item 3.03.	Material Modification to the Rights of Security Holders.

The information set forth under Items 2.01, 3.01 and 5.03 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Item 5.01.	Changes in Control of Registrant.

On July 1, 2016, Avenue was merged with and into Pinnacle pursuant to the Merger Agreement, with Pinnacle continuing as the surviving corporation.

The information set forth under Items 2.01 and 5.02 of this Current Report on Form 8-K is incorporated by reference into this Item 5.01.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

(b)

At the effective time of the Merger, all of Avenue’s directors and executive officers ceased serving as directors and executive officers of Avenue, as Avenue ceased to exist as a separate legal entity. On July 1, 2016, in connection with the consummation of the Merger, Ronald L. Samuels, Avenue’s former Chairman and Chief Executive Officer, became employed as Vice Chairman of each of Pinnacle and Pinnacle Bank. In addition, following consummation of the Merger, in addition to Mr. Samuels, Marty Dickens, Joseph Galante and David Ingram, former members of Avenue’s board of directors, were appointed to the board of directors of Pinnacle effective as of July 5, 2016.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As of the effective time of the Merger, the Restated Charter and the Amended and Restated Bylaws of Avenue ceased to be in effect by operation of law and the organizational documents of Pinnacle (as successor to Avenue by operation of law) remained the Charter and Bylaws of Pinnacle, consistent with the terms of the Merger Agreement.

The information regarding the Merger and the Merger Agreement set forth under Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE FINANCIAL PARTNERS, INC., as successor by merger to Avenue Financial Holdings, Inc.

By:	/s/ Harold R. Carpenter
Name:	Harold R. Carpenter
Title:	Executive Vice President and
Chief Financial Officer

Date: July 7, 2016